Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 18th day of April, 2012 (the “Effective Date”), by and between Aaron’s, Inc., a corporation organized under the laws of the State of Georgia (the “Company”), and Ronald W. Allen (“Executive”).

The Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company on terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises, agreements and conditions contained in this Agreement, the parties hereto agree as follows:

1. Employment. Subject to the terms and conditions of this Agreement, Executive shall be employed by the Company as President and Chief Executive Officer, and shall perform such duties and functions for the Company and any company controlling, controlled by or under common control with the Company (such companies hereinafter collectively called “Affiliates”) as shall be specified from time to time by the Board of Directors of the Company (the “Board”); Executive hereby accepts such employment and agrees to perform such executive duties as may be assigned to him.

2. Duties. Executive shall devote his full business related time and best efforts to accomplishing such executive duties as are customary and incidental to the position of Executive or such other duties as may be from time to time requested by the Board. While employed by the Company, Executive shall not serve as a principal, partner, employee, officer or director of, or consultant to, any other business or entity conducting business for profit without the prior written approval of the Board. As long as it does not interfere with the performance of Executive’s duties for the Company, Executive may spend a reasonable amount of time supervising his personal, passive investments, and participate (as a board member, officer or volunteer) in civic, political and charitable activities. In addition, Executive shall be permitted to serve on the board of directors of for profit corporations with the approval of the Board as long as such service does not interfere with the performance of Executive’s duties for the Company. Approval shall be deemed to have been given with respect to any director positions held by Executive on the Effective Date.

3. Term. The term of this Agreement shall be for a rolling, two (2) year term commencing on the date hereof, and shall be deemed automatically (without further action by either the Company or Executive) to extend each day for an additional day such that the remaining term of the Agreement shall continue to be two (2) years; provided, however, that the Company may, by notice to Executive, cause this Agreement to cease to extend automatically and, upon such notice, the “Term” of this Agreement shall be two (2) years following such notice.

4. Compensation and Benefits. As compensation for his services during the Term of this Agreement, Executive shall be paid and receive the amounts and benefits set forth in subsections (a) through (d) below:

(a) Base Salary. An annual base salary (“Base Salary”) of $850,000 prorated for any partial year of employment. Executive’s Base Salary shall be subject to annual review, for adjustments at such time as the Company conducts salary reviews for its executive officers generally. Executive’s salary shall be payable in accordance with the Company’s regular payroll practices in effect from time to time for executive officers of the Company.

(b) Bonus. In addition to the Base Salary, Executive shall be entitled to participate in any of the Company’s present and future stock or cash based bonus plans that are generally available to its executive officers, as such plans may exist or be changed from time to time at the discretion of the Company.

(c) Other Benefits. Executive shall be entitled to vacation with pay, life insurance, health insurance, fringe benefits, and such other employee benefits generally made available by the Company to its executive officers, in accordance with the established plans and policies of the Company, as in effect from time to time.

(d) Indemnification. During the Term of this Agreement and after Executive’s termination, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company’s request, in each case to the maximum extent permitted by law and under the Company’s Articles of Incorporation and By-Laws. During the Term and after Executive’s termination, Executive shall be covered by any policy of directors and officers’ liability insurance maintained by the Company for the benefit of its officers and directors.

5. Termination. Executive’s employment hereunder may be terminated as follows:

(a) By Executive. Executive may voluntarily terminate his employment hereunder at any time, to be effective 60 days after delivery to the Company of his signed, written resignation. Company may accept said resignation and pay Executive his Base Salary for such notice period in lieu of waiting for passage of the notice period.

(b) By Executive for Good Reason following a Change in Control. Executive may terminate his employment for Good Reason (as defined below) following a Change in Control (as defined below) by providing the Company written notice specifying the event or action giving rise to Good Reason, within 90 days of such event or action. Any termination for Good Reason shall be effective 30 days after the Company’s receipt of such notice unless the Company shall, during such 30-day period, remedy the events or circumstances constituting Good Reason.

(c) By the Company for Cause. The Company may terminate Executive’s employment for Cause (as defined below) at any time, subject to the notice provisions in Section 5(g)(i) below.

(d) By the Company without Cause. Subject to Section 6 below, the Company may terminate Executive’s employment hereunder, without Cause, at any time upon written notice to Executive.

(e) Upon Death. Executive’s employment shall terminate immediately upon Executive’s death.

(f) Due to Disability. The Company may terminate Executive’s employment if Executive, due to physical or mental injury or illness, is unable to perform the essential functions of his position with or without reasonable accommodation for a period of one hundred eighty (180) days, whether or not consecutive, occurring within any period of twelve (12) consecutive months (a “Disability”), subject to any limitation imposed by federal, state or local laws, including, without limitation, the American with Disabilities Act.

(g) Definitions. For purposes of this Agreement, the following terms have the following meanings:

(i) “Cause” shall mean: (A) Executive’s material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Company which is, or is reasonably likely to be if such action were to become known by others, directly or materially harmful to the business or reputation of the Company or any subsidiary of the Company; (B) Executive’s conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude; or (C) Executive’s material breach of this Agreement. A termination of Executive for Cause based on clause (A) or (C) of the preceding sentence shall take effect 30 days after Executive receives from Company written notice of intent to terminate and Company’s description of the alleged Cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting Cause; provided, however, that such termination shall take effect immediately upon the giving of written notice of termination of Cause under any clause if the Company shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice).

(ii) “Change in Control” shall mean:

(a) The acquisition (other than from the Company) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act (but without regard to any time period specified in Rule 13d-3(d)(1)(i))), of thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(b) A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(c) Consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company (a “Transaction”); excluding, however, a Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Transaction will beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Transaction, of the Outstanding Company Voting Securities.

Provided, however, a Change in Control shall not be deemed to occur unless the transaction also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Code Section 409A(a)(2)(A)(v) and the regulations promulgated thereunder.

(iii) “Good Reason” shall mean any of the following events or actions: (A) any material reduction in Executive’s Base Salary, (B) any material reduction in Executive’s authority, duties or responsibilities, (C) any material change in the geographic location at which Executive must perform his duties, which shall include the Company requiring Executive to be based at any office or location more than 50 miles from Executive’s principal office on the Effective Date, or (D) any material breach of this Agreement by the Company.

6. Payments upon Termination.

(a) By Executive not for Good Reason. If Executive voluntarily terminates his employment at any time, other than for Good Reason following a Change in Control, then Executive shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than accrued amounts as may be due him through his last day of employment (the “Termination Date”), including Executive’s Base Salary and any Earned Bonus through the Termination Date. “Earned Bonus” shall mean any bonus that was earned by and payable to Executive but that was not yet paid as of the Termination Date. The Earned Bonus shall be paid on the 60th day following Executive’s Termination Date. In addition, Executive shall be entitled to a prorated annual bonus for the year in which he terminates, calculated under the applicable bonus plan based on the actual performance results for the year, but prorated for the number of months Executive was employed during such year. Any such prorated annual bonus shall be payable at the same time such bonuses are paid to other executive officers.

(b) By the Company for Cause. If the Company terminates Executive’s employment for Cause, Executive shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than accrued amounts as may be due him through his Termination Date, including Executive’s Base Salary and any Earned Bonus through the Termination Date.

(c) By Company other than for Cause or By Executive for Good Reason. If, prior to the end of the Term of this Agreement, (i) the Company terminates Executive’s employment without Cause or, (ii) after the occurrence of a Change in Control, Executive terminates his employment for Good Reason, and if Executive executes and does not timely revoke a release of claims in favor of the Company (as discussed in Section 6(g) below), Executive shall be entitled to receive, as damages payable as a result of, and arising from, a breach of this Agreement, the compensation and benefits set forth in (i) through (iv) below. The time periods in (i) through (iii) below shall be the lesser of the 24-month period stated therein or the time period remaining from Executive’s Termination Date to the end of the Term of this Agreement. All compensation payable under (i) through (iv) below shall be subject to the terms of Section 9 below, which may delay the payment of the compensation for up to 6 months.

(i) Base Salary. Executive will continue to receive his current Base Salary (subject to withholding of all applicable taxes and any amounts referred to in subsection (iii) below) for a period of twenty-four (24) months from his Termination Date, payable in normal payroll periods, in the same manner as it was being paid as of the Termination Date, and no less frequently than monthly; provided, however, any payments that would otherwise be payable during the first 60 days following the Termination Date shall be accumulated without interest and paid on the 60th day following the Termination Date; provided further, if the termination occurs within twenty-four (24) months following a Change in Control, the twenty-four (24) months of current Base Salary shall be paid in a lump sum on the 60th day following the Termination Date (subject to application of the six-month delay rule under Section 9). For purposes hereof, Executive’s “current Base Salary” shall be the highest rate in effect during the twelve-month period prior to Executive’s termination.

(ii) Bonus. Executive shall be paid bonus payments from the Company in each of the twenty-four (24) months following the month in which his employment is terminated in an amount for each such month equal to one-twelfth of the average (“Average Bonus”) of the bonuses earned by him for the two calendar years immediately preceding the year in which such termination occurs; provided, however, any payments that would otherwise be payable during the first 60 days following the Termination Date shall be accumulated without interest and paid on the 60th day following the Termination Date; provided further, if the termination occurs within twenty-four (24) months following a Change in Control, the twenty-four (24) months of Average Bonus payments shall be paid in a lump sum on the 60th day following the Termination Date (subject to application of the six-month delay rule under Section 9). Any bonus amounts that Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by this provision. Executive shall also receive, on the 60th day following his Termination Date, a prorated bonus for any uncompleted fiscal year at the Termination Date equal to the Average Bonus multiplied by the number of days he worked in such year, divided by 365 days.

(iii) Health and Dental Insurance Coverage. Executive (and any spouse or dependents covered at the time of Executive’s termination) shall be entitled to elect to continue coverage under the Company’s group medical and dental programs as provided under COBRA. To continue such coverage, Executive will be required to pay the applicable COBRA premiums. To help compensate Executive for the cost of COBRA or alternative medical and dental coverage, the Company shall pay Executive a lump sum, on the 60th day following Executive’s Termination Date, equal to an amount such that after payment of all estimated taxes on such amount, Executive retains a net amount equal to the cost of the applicable COBRA premium on Executive’s Termination Date, multiplied by twenty-four (24).

(iv) Stock Options and Other Equity Awards. As of Executive’s date of termination, all outstanding stock options, stock appreciation rights, restricted stock units, and other equity awards granted to Executive under the Company’s 2001 Stock Option and Incentive Award Plan and any other Company stock plans (the “Stock Option Plans”) shall become 100% vested and immediately exercisable. Any vested options or stock appreciation rights shall remain exercisable after the Termination Date only to the extent provided under the terms of the applicable plans and award agreements. To the extent necessary, the vesting provisions of this subsection (iv) shall constitute an amendment of Executive’s stock option or other equity compensation agreements under the Stock Option Plans.

(d) By Death. If Executive’s employment is terminated due to Executive’s death, Executive’s surviving spouse, or if none, his estate, shall receive no later than 60 days after Executive’s death, any amounts accrued through his date of death, including Base Salary and Earned Bonus, plus, if Executive’s death occurs after the end of the first quarter of the Company’s fiscal year, a prorated bonus for such fiscal year equal to the bonus that would be payable to Executive under any annual bonus plan based on the Company’s performance at the end of the last completed fiscal quarter, prorated as appropriate based on the number of days he worked in such year, divided by 365 days (the “Prorated Annual Bonus”). No additional amounts shall be payable under this Agreement. Executive or his estate, as the case may be, shall not by operation of this Section forfeit any rights in which he is vested at the time of his death.

(e) For Disability. If Executive’s employment is terminated due to Executive’s Disability, Executive shall be entitled to receive no later than 60 days after his termination, any amounts accrued through his Termination Date for Disability, including Base Salary and Earned Bonus, plus, if Executive’s Termination Date occurs after the end of the first quarter of the Company’s fiscal year, a Prorated Annual Bonus. No additional amounts shall be payable under this Agreement. Executive shall not by operation of this Section forfeit any rights in which he is vested at the time of his termination for disability.

(f) Survival of Restrictive Covenants. Upon termination of Executive’s employment for any reason whatsoever (whether voluntary on the part of Executive, for Cause, or other reasons), the obligations of Executive pursuant to Sections 7 and 8 hereof shall survive and remain in effect for the periods described in Section 7.

(g) Requirements for a Release. Payments and benefits under Section 6(c) above are conditioned upon Executive timely signing and returning, and then not revoking, a release in the form reasonably requested by the Company (the “Release”). The Release will release rights and claims against the Company that are in existence at the time of signing the Release, whether they are known or not known by Executive. The Release will not release rights under this Agreement, vested rights under the Company’s benefit plans, or Executive’s right to indemnification as provided herein and as provided under the Company’s bylaws or other governing instruments. The Release will be provided to Executive no later than the seventh day following the Termination Date. The Release will specify the time period for Executive to review and consider the Release and the deadline for returning the executed Release, as well as any applicable revocation period. To allow time for Executive to consider the Release, and in accordance with applicable law, payments and benefits will generally not commence until the 60th day following the Termination Date. If Executive does not sign and return the Release or, if applicable, timely revokes the Release, Executive shall only be entitled to amounts accrued through his Termination Date and the additional amounts in Section 6(c) above shall not be payable.

(h) Payments after Death. In the event there are any monies due under this Agreement after the death of Executive, the Company shall pay such monies to Executive’s estate in a lump sum payment within thirty (30) days after the date of death.

7. Competition, Confidentiality, and Nonsolicitation.

(a) Definition of “Confidential Information.” “Confidential Information” is defined as data and information, without regard to form and whether or not in writing, relating to Company’s customers, operations, finances, and business that derives value, actual or potential, from not being generally known to competitors, including, but not limited to, technical or non-technical data (including personnel data relating to the Company employees), formulas, patterns, compilations (including compilations of customer information), programs, devices, methods of operation, techniques (including rental, leasing, and sales techniques and methods), processes, financial data and projections (including rate and price information concerning products and services provided by the Company), or lists of actual or potential customers (including identifying information about customers). Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential. Confidential Information does not include data or information that has been voluntarily disclosed by the Company except where such public disclosure has been made by Executive without the Company’s authorization, which has been independently developed and disclosed by others or which has otherwise entered the public domain through lawful means.

(b) Protection of Confidential Information. Executive agrees to use his best efforts to protect Confidential Information. Executive will not use, except in connection with his employment with the Company, and will not disclose during or after Executive’s employment the Company’s Confidential Information.

(c) Non-competition. During employment and for a period of two years after Executive’s Termination Date, Executive agrees that he shall not, within the Territory, own, be a franchisee of, or perform Services for any person or entity that engages in sales or lease ownership of new, rental, or reconditioned residential furniture, consumer electronics, home appliances and accessories, which are competitive with the products and services offered by the Company. The “Territory” is defined as the United States with the exception of Minnesota and Wisconsin, which is the geographic area in which the Company does business. “Services” is defined as providing executive-level management and strategic guidance for the overall operations of the business and implementing the policies of the governing board.

(d) Non-Solicitation of Customers. During employment and for a period of two years following the Termination Date, Executive will not solicit or attempt to solicit, directly or by assisting others, the Company’s customers or prospective customers for the purpose of providing goods or services that are competitive with those provided by the Company’s business. Notwithstanding the foregoing, nothing in this Section shall prohibit (i) providing such goods or services through general solicitations and advertisements that are not specifically targeted towards customers of the Company, or (ii) providing such goods or services to Company’s customers or prospective customers who initiated contact with Executive.

(e) Non-Solicitation of Employees. During employment and for a period of two years following the Termination Date, Executive will not solicit or attempt to solicit, directly or by assisting others, any employee, franchisee, or independent contractor to terminate his or her employment or other relationship with the Company. Notwithstanding the foregoing, nothing in this Section shall prohibit (i) general solicitations for employment and advertisements that are not specifically targeted towards employees of the Company, or (ii) using search firms that are not instructed to target employees of the Company.

(f) Modification. The Company and Executive both acknowledge that it is intended that, to the extent any restriction in Section 7 is found to be overbroad, a court may modify it and enforce it to the fullest extent allowed by law.

8. Injunctive Relief. Executive acknowledges that his services to be rendered to the Company are of a special and unusual character which have a unique value to the Company, the loss of which cannot adequately be compensated by damages in an action at law. Executive further acknowledges that any breach of the terms of Section 7 would result in material damage to the Company, although it might be difficult to establish the monetary value of the damage. Executive therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to obtain an immediate injunction (whether temporary or permanent) from any court of appropriate jurisdiction in the event of any such breach thereof by Executive, or threatened breach which the Company in good faith believes will or is likely to result in irreparable harm to the Company. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive’s agreement under this Section and Section 7 above.

9. Section 409A.

(a) Meaning of Termination of Employment. Solely as necessary to comply with Section 409A, for purposes of Section 6, “termination of employment” or “employment termination” or similar terms shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code, and no payments shall be made under Section 6(c) unless a separation from service has occurred.

(b) Installment Payments. For purposes of Section 6(c) with respect to amounts payable in the event of termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, each such payment is a separate payment within the meaning of the final regulations under Section 409A.

(c) Six-Month Delay. This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as a short-term deferral or that qualify for the two-times separation pay exception. With respect to other amounts that are subject to Section 409A, it is intended, and this Agreement will be so construed, that any such amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the treasury regulations relating thereto so as not to subject Executive to the payment of interest and additional tax that may be imposed under Section 409A. As a result, in the event Executive is a “specified employee” on the date of Executive’s termination of employment (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of Executive’s termination of employment, or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Section 409A), any payment that is subject to Section 409A and that is payable to Executive in connection with Executive’s separation from service shall not be paid until the first business day following the expiration of six months after Executive’s Termination Date (if Executive dies after Executive’s Termination Date but before any payment has been made, such remaining payments that were or could have been delayed will be paid to Executive’s estate without regard to such six-month delay).

10. Section 280G Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder would be a “Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes a Parachute Payment; provided, however, that the foregoing reduction shall not be made if the total of the unreduced aggregate payments and benefits to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes), exceeds by at least ten percent (10%) the total after-tax amount of such aggregate payments and benefits after application of the foregoing reduction. The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by Executive or the Company, by the Company’s independent accountants. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section shall not of itself limit or otherwise affect any other rights of Executive under this Agreement. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section and no such payment or benefit qualifies as a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”), Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section. The Company shall provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section and any such payment or benefit constitutes Nonqualified Deferred Compensation or Executive fails to elect an order in which payments or benefits will be reduced pursuant to this Section, then the reduction shall occur in the following order: (a) reduction of cash payments described in Sections 6(c)(i) and 6(c)(ii) (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (b) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (c) cancellation of acceleration of vesting of equity awards not covered under (c) above. Within any category of payments and benefits (that is, (a), (b) or (c)), a reduction shall occur first with respect to amounts that are not Nonqualified Deferred Compensation within the meaning of Internal Revenue Code Section 409A and then with respect to amounts that are. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.

11. Clawback. Any incentive based compensation, or any other compensation, paid or payable to Executive pursuant to this Agreement or any other agreement or arrangement with the Company, which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Company adopted pursuant to any such law, government regulation, order or stock exchange listing requirement). Executive specifically authorizes the Company to withhold from future wages any amounts that may become due under this provision; provided, however, nothing in this provision is intended to permit a change in the terms of payment of any deferred compensation subject to Section 409A in any manner that would violate or create a plan failure under Section 409A. This Section 11 shall survive the termination of this Agreement for a period of three (3) years.

12.	Arbitration.

(a) Rules; Jurisdiction. Any controversy, dispute or claim between the parties, including any controversy, dispute or claim arising out of, relating to or concerning this Agreement, the breach of this Agreement, the employment of Executive, or the termination of Executive’s employment (a “Disputed Matter”) will be resolved pursuant to this Section 12. Any such controversy, dispute or claim will be settled in Atlanta, Georgia, in accordance with the applicable rules of the American Arbitration Association (the “AAA”) then in effect; provided, however, that a breach of the obligations under Section 7 may be enforced by an action for injunctive relief and damages in a court of competent jurisdiction. If the rules of the AAA differ from any provisions of this Agreement, the provisions of this Agreement will control.

(b) Terms of Arbitration. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement except as otherwise expressly provided herein.

(c) Binding Effect. The arbitrator will have the authority to grant only such equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Disputed Matter, and the decision of the arbitrator within the scope of the submission will be final and conclusive upon the parties. Judgment upon any award rendered by the arbitrator may be entered in any court having subject matter jurisdiction to render such judgment. In the event any provision of this Section 12 is found to be unenforceable for any reason by a court or an arbitrator, the court or arbitrator, as the case may be, shall reform this Section 12 to the extent necessary to render it enforceable.

(d) Time for Arbitration. Any demand for arbitration involving an alleged breach of this Agreement shall be filed within one (1) year of the date the claim became known or should have become known; provided, however, any claim involving an alleged statutory obligation may be filed with the AAA and served on the other party at any time within the period covered by the applicable statute of limitations.

(e) Payment of Costs. To the extent permitted by applicable law, each party hereby agrees to pay one half the arbitrator’s fees, the costs of transcripts and all other expenses of the arbitration proceedings; provided, however, that the arbitrator shall have the authority to determine payment of costs as part of the award or to allocate costs in accordance with the AAA rules.

(f) Burden of Proof; Basis of Decision. For any claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceeding except where otherwise specifically provided in this Agreement, and the decision shall be based on the application of the law of the State of Georgia (as determined from statutes, court decisions and other recognized authorities) to the facts found by the arbitrator.

13. Miscellaneous.

(a) Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to have been duly given when delivered in person or three business days after mailing if mailed first class by registered or certified mail, postage prepaid, or the next day if sent by overnight delivery, addressed as follows:

If to the Company:	Aaron’s, Inc.
309 E. Paces Ferry Road, N.E.
Atlanta, GA 30305-2377
Attention: Chairman of the Board

If to Executive:	Ronald W. Allen
Address in the Company’s files

or to such other address as any party may designate by notice to the other.

(b) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to Executive’s employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to Executive’s employment. If Executive if entitled to severance benefits under Section 6 of this Agreement, Executive shall not be entitled to receive any benefits under any other severance plan, program or arrangement of the Company.

(c) Amendment. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto to comply with any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision, or a waiver of the provision itself, or a waiver of any other provision of this Agreement.

(d) Binding Effect. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive or the Company, except for assignment by the Company to any wholly owned subsidiary.

(e) Severability and Modification. If any provision of this Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable. In addition, to the extent that any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

(f) Interpretation. This Agreement shall be interpreted, construed and governed by and under the laws of the State of Georgia. If any provision of this Agreement is deemed or held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision as shall be legal, valid or enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon Executive and the Company.

(g) Failure to Enforce. The failure of either party hereto at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision(s) or of the right of such party hereafter to enforce each and every such provision.

(h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(i) No Conflicting Agreement. Executive represents and warrants that he is not party to any agreement, contract or understanding which would prohibit him from entering into this Agreement or performing fully his obligations hereunder.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first written above.

AARON’S, INC.

By:	/s/ Ray M. Robinson
Ray M. Robinson,
Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE

/s/ Ronald W. Allen
Ronald W. Allen